Exhibit 10.5

Employment Agreement

Made and executed in Ramat Gan on the 23th day of February, 2023

Between:	ViewBix Ltd., Company Reg. No. 513801464 Of 11 Menachem Begin Rd., Ramat Gan (Hereinafter: the “Company”) The first party;
And between:	Amihay Hadad, ID. No. 034142505 Of 16/84 HaCarmel St., Rehovot (Hereinafter: the “Manager”) The second party;

Whereas:	The Manager was employed by GIX INTERNET Ltd. (“GIX INTERNET”) as of October 1, 2018 (the “Original Employment Commencement Date”) as CFO, in accordance with the provisions set forth in the employment agreement that was signed between the Manager and GIX INTERNET (in its former name, ALGOMIZER Ltd.) on July 1, 2018 as amended from time to time (the “Original Employment Agreement”);

And whereas:	As of January 30, 2020 the Manager also acts as the permanent CEO of GIX INTERNET;

And whereas:	Within the framework of a restructuring in GIX Group (hereinafter: the “GIX Group”), on September 19, 2022 a reverse triangular merger was completed in the subsidiaries of GIX INTERNET in which, inter alia, the entire online advertising activities of the Group will be concentrated under the activity of the subsidiary of GIX INTERNET, ViewBix Inc., which is a stock exchange company in the OTCQB Venture Market in the United States (hereinafter: “ViewBix”).

And whereas:	The Manager and the Company agreed that the Manager shall terminate his employment in GIX INTERNET and shall start his employment by the Company, in the position of CEO of the Company, and shall maintain the continuity of his rights and his seniority as of the Original Employment Commencement Date (as hereinabove defined);

And whereas:	The Manager and the Company agreed that this Employment Agreement shall replace and shall come in lieu of the Original Employment Agreement and shall enter into force as of September 19, 2022 (the “Determining Date”);

And whereas:	The competent organs of the Company granted their approval to the terms of the employment as stated in this Agreement in accordance with the law;

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Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

Preamble

1.	The preamble hereto shall be deemed an integral part of this Agreement.

2.	The headings of the sections will serve for the purpose of orientation and convenience only and will not serve for the purpose of interpreting the Agreement.

Exclusive Agreement

3.	This Agreement is an individual and exclusive agreement that defines and regulates exclusively the industrial relations between the Company and the Manager. The entire terms of employment of the Manager and the rights of the Manager granted by the Company shall be solely those defined in this Agreement unless otherwise stated expressly herein.

The position and scope of employment

4.	The Manager shall be employed by the Company for an unlimited period, in accordance with the provisions and terms set forth in this Employment Agreement. The employment commencement date of the Manager, his position and direct superior are as stated in Appendix A attached hereto.

5.	The Manager is employed by the Company in a full-time job scope as required for the purpose of filling his position. It is hereby agreed that the Manager shall select a day in which he shall leave earlier at 14:30 for the purpose of spending time with his family.

6.	The Manager is employed in a senior executive position that requires a special degree of personal trust, as meant by these terms in the Hours of Work and Rest Law 5711-1951 (the “Hours of Work and Rest Law”). Therefore, the provisions of the Hours of Work and Rest Law shall not apply to the terms of employment of the Manager. The Manager declares that he is aware that he will be required to work after the customary hours of work, including in late hours and on Saturdays and holidays, and the Manager shall not be entitled to any additional consideration for the work during the said hours. The Manager declares that the financial implications of this provision were taken into consideration by the parties for the purpose of setting the consideration as stated in Appendix A hereunder and in connection with the Manager’s decision to engage in this Agreement.

7.	The weekly rest day shall be Saturday.

8.	The Manager is aware and the Manager agrees that the performance of the position might require frequent trips in and outside the country.

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Termination of the Manager’s employment

9.	Each of the parties shall be entitled to terminate this Agreement at any time, after delivery of advance notice, as stated in Appendix A hereunder and subject to the provisions set forth in any law.

10.	Without prejudice to the obligation to deliver advance notice as stated in section 9 above, the Manager undertakes to continue and work for the Company during the advance notice period as stated in this Agreement, unless the Company waived the Manager’s employment, in whole or in part, by delivery of a prior and written notice in connection therewith. To the extent that the Company announced such waiver as said, the Company shall be entitled, at its sole discretion, to pay to the Manager consideration in lieu of advance notice, in whole or in part, according to circumstances, for an amount equal to the salary that would have been paid to the Manager during the advance notice period in which the Company waived the employment of the Manager as said, together with the amount of the social-benefit payments that the Manager is entitled to in accordance with this Agreement, and terminate employer-employee relationship forthwith.

11.	If the Manager resigns from the Company without delivery of advance notice as stated in section 9 above, by signing this Agreement the Manager agrees that the Company shall be entitled, at its sole discretion, to offset from any amount due from the Company to the Manager an amount up to the amount of the salary paid to the Manager and that the Manager was entitled to during the advance notice period that the Manager did not provide to the Company as required in accordance with the provisions of section 9 above, as liquidated damages agreed between the parties and without proof of damage by the Company.

For the avoidance of doubt, it is hereby clarified that the provisions of this section shall be without prejudice to any other remedy or relief the Company may seek in accordance with the provisions set forth in any law.

12.	Notwithstanding the provisions of section 9 above, and without prejudice to its rights in accordance with this Agreement or in accordance with the provisions set forth in any law, the Company shall be entitled to terminate the employment of the Manager without advance notice or payment of consideration in lieu of advance notice, if one of the following events holds true: (a) breach of the duty of trust by the Manager; causing deliberate damage to the property of the Company; or engaging in a competing activity or any breach of the provisions of Appendix B of this Agreement, and on the condition that with respect to the breach of Appendix B of this Agreement, the Manager failed to cure the breach (to the extent that the breach can be cured) in 14 days as of the date of receiving written notice from the Company; or (b) a fundamental breach of any of the provisions set forth in this Agreement, and on the condition that the Manager failed to cure the breach (to the extent that the breach can be cured) in 14 days as of the date of receiving written notice from the Company; or (c) the Manager was convicted of an offense involving moral turpitude, or was involved in sexual harassment at the time the Manager was employed in the Company; or (d) the Manager put himself knowingly in an actual conflict of interests against the interests of the Company; or (e) any other circumstances according to which it is possible to terminate the employment of an employee in accordance with the law without delivery of advance notice.

If the Company notified the Manager regarding the termination of his employment under the circumstances described above, the Company shall pay to the Manager his salary, including all related social-benefit payments, in respect of the period the Manager was actually employed by the Company and until the termination date of his employment.

13.	In any event of termination of the Agreement, for any reason, the Manager shall cooperate with the Company and shall endeavor to the best of his ability to assist in the organized transfer of his position in the Company and provide organized on-the-job training to his substitute or substitutes in the position, in the manner as instructed to the Manager by the Company. In addition, the Manager shall return to the Company the entire property of the Company held by the Manager no later than the termination of employer-employee relationship or in 14 days as of the date the Manager received a demand to that effect from the Company, including the entire documents, information and any other materials that reached the Manager and/or that was prepared by the Manager in connection with his employment (and any copy thereof) and/or any property that reached his possession during the term of his employment in the Company in accordance with the Agreement, and all in proper condition as delivered to the Manager. The Manager shall have no right of lien in the assets of the Company, in the equipment or in any other property of the Company held by the Manager.

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Salary and terms of employment

14.	The Manager shall be entitled to the salary and the fringe benefits as stated in Appendix A of this Agreement.

Protection of confidentiality, non-competition, and assignment of intellectual property

15.	Concurrently with signing this Agreement, the Manager will sign an Undertaking of Confidentiality, Non-Competition and Assignment of Intellectual Property, attached hereto as Appendix B. The provisions of Appendix B shall survive even after the termination of this Agreement for any reason.

For the avoidance of doubt, it is clarified that the undertaking of the Manager as stated in Appendix B shall be without prejudice to any prior undertaking of the Manager, including in accordance with the provisions of the Original Employment Agreement with respect to the matters regulated under Appendix B.

Representations and undertakings of the Manager

The Manager hereby declares and undertakes as follows:

16.	The Manager possesses the competence, skills and knowledge that are required for the purpose of filling the position in accordance with this Agreement, and shall fill the Position in a dedicated and devoted manner and shall apply his entire skills, knowledge and experience for the benefit of the Company.

17.	The Manager is not bound by any agreement or another undertaking that limits the Manager or that prevents his employment by the Company and the performance of his undertakings in accordance with this Agreement. By signing this Agreement the Manager does not breach, will not breach and is not in a conflict of interests with: (1) the rights of his previous employers or his undertakings towards the said employers; or (2) his undertakings under any other document to which the Manager is a party or that binds the Manager.

18.	The Manager will notify the Company, immediately after becoming aware of the said, of any matter or issue in which the Manager or his first-degree relative have or might have personal interest or that might give rise to a conflict of interests with his position and work in the Company.

19.	The Manager will not receive any benefit from any third party, whether directly or indirectly, in connection with his employment. If the Manager breached his undertaking as said, the benefit or its value shall become the exclusive property of the Company, and the Manager hereby grants to the Company permission to deduct the value of the benefit from any amount due to the Company from the Manager. The provisions of this section shall not apply to gifts or benefit of inconsequential value.

20.	Within the framework of his position the Manager shall not act contrary to the signatory rights of the Company.

21.	When filling his position the Manager shall dedicate his entire time, attention, competence and energy exclusively for the purpose of performing his obligations in the Company and undertakes not to engage, whether as an employee or in any other manner, in any business, commercial or professional activity whether or not for consideration, during the term of his employment, without obtaining the prior and written approval of the Company. The provisions of this section shall be without prejudice to the undertakings of the Manager as described in Appendix B attached hereto.

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Using the computers of the Company and personal data

22.	The Manager agrees and declares that he will use the computers of the Company (including, but not limited to, and to the extent that the Manager received such equipment, a desktop computer/laptop of the Company, hardware, software, a professional email account and a mobile phone (hereinafter jointly the “Company Computers”) solely for the purpose of filling his position and in accordance with the procedures of the Company as amended from time to time. The Company Computers are the exclusive property of the Company. Subject to the procedures of the Company for the purpose of this matter, and without prejudice to his undertakings and the performance of his position in accordance with this Agreement, the Manager shall be entitled to make reasonable private use of the Company Computers, provided that the Manager shall not be entitled to store private files in the Company Computers (except for private directories that will be visibly marked as such and except for in the mobile phone) and may not store files of the Company in private means of storage. Notwithstanding the said it is clarified that the professional email account provided to the Manager by the Company is designated solely for work purposes (hereinafter: the “Professional Email Account”). The Manager shall be entitled to use external email services (such as Gmail) for his private uses.

23.	The Manager is aware and the Manager agrees that: (1) the Company might permit to other employees and third parties to use the Company Computers, except for the Manager’s mobile phone; (2) for the purpose of protecting the Company Computers and for the purpose of protecting the legitimate interests of the Company, the Company shall be entitled to monitor the use the Manager makes with the Company Computers and/or the Company Systems (as hereinafter defined) including the content that was transferred or saved in such systems as said, and copy, transfer or disclose any content that was transferred by or stored on the Company Computers and/or the Company Systems, and these shall be admissible in legal proceedings, and all in accordance with the procedures of the Company as amended from time to time and in accordance with the provisions set forth in any law.

The “Company Systems” for the purpose of these sections shall include, in addition to the Company Computers, also computer systems, communication systems and networks, internet servers, data storage systems in a cloud environment or other data storage systems, an electromechanical database or software that are under the direct or indirect control of the Manager, whether directly or indirectly.

24.	The Manager declares that he is aware and the Manager agrees that for the current operations of the Company and for the purpose of protecting its legitimate business interests: (i) during the period the Manager is absent from work for a period exceeding 30 days, as a result of, however not limited to, leave, illness, military reserve duty or other circumstances, or (ii) upon termination of employer-employee relationship between the parties, for any reason, the Company shall have access to the entire Company Computers and the Company Systems that were made available to the Manager or that are used/were used by the Manager within the framework of his position or in connection with filling his position, including the Professional Email Account and all work files or files related to the work, and the Company shall be entitled to inspect their content subject to the provisions set forth in any law. For the purpose of avoiding inspection of personal information, the Manager shall not save any personal information in the Company Computers or in the Company Systems, except for in private directories that were marked visibly by the Manager as such and in the manner as stated above.

Upon termination of the Manager’s employment for any reason the Manager, in coordination with the representative of the Company who will be appointed by the Board of Directors of the Company, shall delete any personal information that the Manager saved as stated above, from the entire Company Computers and the Company Systems.

25.	The consent of the Manager to the said in sections 22-24 above and in sections 26 hereunder constitutes consent in accordance with the provisions of section 1 of the Protection of Privacy Law 5741-1981.

26.	The Manager is aware and the Manager agrees out of his own free will, and without any requirement in accordance with the law, that specific personal data regarding the Manager (such as the Manager contact information, personal status, salary, information relating to the bank account etc.) (hereinafter: the “Personal Data”) might be saved and managed by the Company or anyone acting on its behalf, inter alia, in databases in accordance with the provisions set forth in any law. The Company shall be entitled to transfer the Personal Data to third parties, including to pension funds, insurance companies, suppliers etc., including outside Israel, on the condition that: (a) such a transfer as said shall be performed for the purpose of observing the provisions of any relevant law or for the purpose of the business conducted by the Company (including any transactions in connection therewith); (b) no Personal Data exceeding the required and reasonable scope shall be transferred; (c) the party that is the recipient of the Personal Data shall undertake towards the Company, to the extent that this is possible and relevant, that it shall keep the privacy of the Personal Data in a level that shall not fall below the level observed by the Company with respect to the Personal Data.

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Miscellaneous

27.	This Agreement including Appendixes thereof constitutes the entire conditions agreed between the parties hereto in connection with industrial relations maintained between the Manager and the Company. Any prior agreement, offer, understanding, communication, content of conversations, securities, undertakings and arrangement, whether verbal or written, to the extent that there are any, and made between the parties in connection with the terms of employment of the Manager and that are not stated expressly herein, including the Original Employment Agreement, shall be null and void and shall not add to the obligations and the rights set out in this Agreement or stemming therefrom, provided that the aforesaid shall be without prejudice to the rights of the Manager in connection with the term of his employment in the Company until the Determining Date. Any matter that was not arranged expressly under this Agreement shall be in accordance with the law.

28.	Any modification or addition to this Agreement shall be null and void unless executed in writing and signed by the parties.

29.	For the avoidance of doubt, it is agreed that the payments as stated in this Agreement constitute the entire payments and the consideration that the Manager is entitled to and/or shall be entitled to receive from the Company at the time and/or in connection with his employment in the Company and his undertakings under this Agreement and/or in connection with the termination of his employment, unless otherwise agreed in writing between the parties. The Company shall not be obligated to make any payment and/or pay any other or additional consideration in connection with the Manager’s employment as said unless otherwise stated expressly in this Agreement.

30.	The Agreement shall be governed by the laws of the State of Israel. The competent courts/tribunals in the city of Tel Aviv - Yafo shall have exclusive jurisdiction in anything relating to and arising out of this Agreement or in connection therewith.

31.	This Agreement shall come in lieu of a notice to the Manager in accordance with the provisions of the Notice to an Employee and a Prospective Employee (Terms of Employment and Screening and Recruitment to Work Procedures) Law, 5762 – 2002. The provisions of this Agreement shall be without prejudice to any right granted to the Manager by virtue of any law, extension order or collective agreement regarding his terms of his employment.

Notices

32.	Any notice that a party to this Agreement wishes to deliver to the other party in connection with this Agreement and anything associated therewith shall be delivered in registered mail, by email or in person to the addresses as stated in the preamble to this Agreement or any other address as notified by a party to the other party. A notice shall be deemed to have reached its recipient: if delivered in registered mail – 4 business days after its delivery; if transmitted by email – one business day after its delivery, provided that the server produced an automatic proof of delivery confirming that the message reached its recipient; and if delivered in person – at the time of its delivery, provided that a proof of delivery was provided.

The Manager declares that: (1) he read and understood clearly the entire provisions set forth in this Agreement including Appendixes thereof; (2) the Manager was afforded a reasonable opportunity to consultant with third parties, including an attorney; (3) the signature of the Manager on this Agreement including Appendixes thereof is made out of his full will and consent.

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And in witness hereof the parties are hereby undersigned:

/s/ Yoram Baumann	/s/ Amihay Hadad
The Company Yoram Baumann Chairman of the Board	The Manager

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Appendix A – Terms of employment

1.	Employment commencement date, position and superior – the employment commencement date of the Manager was on the Original Employment Commencement Date by GIX INTERNET. As of the Determining Date, the Manager shall be employed by the Company in the position of CEO of the Company, in full-time job scope. The Manager shall report directly to the Board of Directors of the Company.

2.	Advance notice – the engagement shall be terminated subject to delivery of a 90 days’ prior and written notice of each of the parties to the other party.

3.	Salary – as of December 1, 2022 the gross monthly salary of the Manager shall be in the amount of ILS 50,000 (the “Salary”). The Salary shall be paid in the beginning of each month, however no later than 9 days as of the beginning of the month. Any payment or benefit that are granted to the Manager under this Appendix, except for the Salary, shall not be deemed as a component in the determining Salary of the Manager, and shall not be taken into consideration for the purpose of calculating social-benefit payments, including for the purpose of calculating severance pay.

4.	One-time bonus – the Manager shall be entitled to a special and one-time bonus for extraordinary work during the merger that was performed in the GIX Group, in the amount of ILS 50,000 gross. The bonus shall be paid to the Manager in the first Salary that will be paid to the Manager shortly after the signing of this Agreement. If the Manager is entitled to an annual bonus for meeting the targets as stated hereunder for the year 2023, the amount of the one-time bonus shall be offered from the amount the Manager is entitled to for meeting the targets in the year 2023.

5.	Annual bonus for meeting targets – according to the compensation policy of the GIX Group, and the approval of its competent organs, the Manager shall be entitled to an annual bonus based on targets for an amount that shall not exceed 6 salaries for each year, according to the following information:

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Target	Bonus amount
Financial target Adjusted EBITDA [1]	For each increase with relation to the Adjusted EBITDA* in the year that preceded it according to the audited financial statements of the Company, the Manager shall be entitled to payment at a rate of 5% of the total increase, that shall be paid in cash or by the issue of the ViewBix shares, as decided by the Manager at his discretion.
Mergers and acquisitions target (To the extent that there is more than one merger/acquisition transaction a year the calculation shall be aggregate)

Completion of merger/acquisition transactions in a specific calendric year, shall entitle to compensation at a rate of 1% of the value of the transaction, that shall be paid in cash or by issue of the shares of ViewBix, as decided by the Manager and at his discretion.

Discretionary bonus	The Board of Directors shall be entitled to provide to the Manager a discretionary bonus for an amount that will not exceed 3 salaries, according to unquantifiable criteria.

5.1.	Refund – the Manager shall refund to the Company the amount of the annual bonus or a part thereof in the event it transpires in the future that the calculation of the bonus was made based on incorrect data that were represented in the financial statements of the Company over a period of three consecutive financial statements after the payment date of the annual bonus as said. The aforesaid shall be in accordance with and subject to the sections regarding return of variable compensation in the event of an error set out in the compensation plans of the Company.

5.2.	For the avoidance of doubt, the annual bonus amount, to the extent paid, shall not be used for the purpose of calculating social-benefit payments and rights, including not for the purpose of paying pension and severance pay and the Manager undertakes not to argue otherwise. Statutory tax shall be deducted from the annual bonus amount, to the extent paid.

1 Adjusted EBITDA is calculated as the EBITDA indicator with neutralization of expenses/other operating income (such as reorganization, merger expenses etc.) and options to employees. The indicator allows comparison of operational performance levels between different periods with neutralization of one-time influences of extraordinary expenses/income.

In the event of mergers and acquisitions that were performed during the eligibility year that is measured for the purpose of calculating eligibility to a bonus for a financial target – the calculation shall be made with neutralization of the Adjusted EBITDA of the acquired/merged company, while in the year subsequent to the year in which the acquisition/merger was performed – the calculation shall be made based on a pro forma report including full consolidation of the Adjusted EBITDA of the acquired/merging company.

The Adjusted EBITDA of ViewBix for the year 2021 shall be calculated based on a pro forma report (including full consolidation of the company Cortex Media Group Ltd. for the year 2021) and shall be used as basis for payment of the bonus in 2022.

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6.	Pension arrangement –

6.1.	The Manager shall continue to receive insurance coverage in a provident fund and/or a pension fund and/or senior employees’ insurance and/or a combination thereof at his discretion, both with respect to the type of the pension product and with respect to the pension insurer (the “Pension Arrangement”) according to the rates and conditions as stated hereunder. For the avoidance of doubt, at the Manager’s request, and for tax considerations, the parties agreed that the deposits for benefits within the framework of the Pension Arrangement shall be performed only for a salary in the amount of ILS 22,000 (the “Pension Salary”). In accordance with the said provisions, the parties agreed that the amount in lieu of the deposits to benefits if the deposits for the benefits had been performed for the full amount of the Salary and not just for the Pension Salary will be paid each month to the Manager as Salary differentials. If the Manager or anyone acting on his behalf commences legal action against the Company and anyone acting on its behalf on the grounds of making pension deposits for benefits up to the amount of the Pension Salary only and not for the entire amount of the Salary, the Manager shall be obligated to return to the Company promptly the amount of the Salary differentials paid to the Manager during the entire term of the legal action, with the addition of linkage differentials to the increases in the consumer price index and maximum interest in arrears in accordance with the instructions of the Bank of Israel.

6.1.1.	Benefits – deposits to benefits shall be made from the Pension Salary, as follows:

6.5% shall be deposited by the Company, provided that the Manager deposits 6% for this purpose.

It is clarified that the deposits of the Company to the benefits component as stated in a senior employees’ insurance and/or a provident fund include a deposit at a rate of 5% for benefits and payment for the purchase of coverage in the event of loss of working capacity at a rate that is required for the purpose of ensuring 75% of the Salary, as stated in section 6.1.3 hereunder.

6.1.2.	Severance pay – the Company shall deposit each month an amount equal to 8.33% of the salary for the severance pay component.

6.1.3.	Loss of working capacity insurance – the Company shall purchase for the Manager insurance coverage for loss of working capacity by the Manager at a rate that is required for the purpose of ensuring 75% of the Salary, when in any event the premium rate for the said insurance coverage shall not exceed 2.5% of the Salary.

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6.2.	The parties adopt the provisions set forth in the General Approval regarding Employer Deposits to Pension Fund and Insurance Fund in lieu of Severance Pay that was issued in accordance with the provisions of the Severance Pay Law 5723-1963 as amended from time to time, a copy of which is attached as Appendix C of this Agreement. The Company hereby waives its right to reimbursement of the funds the Company paid to the pension fund and/or to the senior employees’ insurance and/or to the provident fund unless the right of the Manager to severance pay is deprived in a judgment, pursuant to sections 16 and 17 of the Severance Pay Law 5723-1963 (in accordance with the provisions set forth in the said sections) or if the Manager withdraws funds from the pension fund and/or the senior employees’ insurance not as a result of a qualifying event. “Qualifying event” for the purpose of this matter – death, disability, or retirement at the age of 60 or above. The Manager declares, affirms and warrants that the deposits made by the Company to the senior employees’ insurance policy or the pension fund shall come in lieu of the full amount of severance pay, pursuant to the provisions of section 14 of the Severance Pay Law 5723-1963 and in accordance with the General Approval as stated above.

6.3.	The part of the Manager in the deposits to the Pension Arrangement shall be deducted by the Company each month from the Manager’s Salary (according to its amount from time to time) and shall be transferred to the senior employees’ insurance and/or to the pension fund and/or to a provident fund by the Company, and by signing this Agreement the Manager empowers the Company to perform the said deduction from his Salary.

6.4.	It is clarified that the Manager shall be obligated to select a Pension Arrangement that is in compliance with the law, including the requirements with respect to loss of working capacity components and the survivors insurance in the pension fund or in the insurance policy. To the extent that the Manager decides, at his discretion, to be insured in a track without loss of working capacity or survivors insurance, the Company shall have no knowledge and no initiative with respect to such a selection made by the Manager as said, and the Company shall have no opportunity to receive information regarding the selection that was made by the Manager as said. Accordingly, a selection that will include waivers of the said components shall not impose any liability on the Company, and the Manager (or anyone acting on his behalf) shall be solely liable for the purpose of this matter.

7.	Study fund – the Company and the Manager shall continue to make deposits to a study fund for the Manager. The Company shall deposit to the study fund an amount equal to 7.5% of the Salary and the Manager shall deposit to the study fund an amount equal to 2.5% of the Salary. The Manager hereby orders to the Company to transfer to the study fund the amounts that constitute the Manager’s part in the deposits. For the avoidance of doubt, at the Manager’s request, and for tax considerations, the parties agreed that the deposits to the study fund shall be made solely with respect to a Salary in the amount of ILS 25,000 only (the “Determining Salary for the Study Fund”) and not for the entire Salary amount. Accordingly, the parties agreed that the amount constituting the difference between the deposits made to the study fund on the Determining Salary for the Study Fund and the deposits to the study fund if such deposits had been made for the full amount of the Salary shall be paid to the Manager as salary differentials, each month. If the Manager or anyone acting on his behalf commences legal action against the Company and anyone acting on its behalf for making deposits to the study fund up to the amount of the Determining Salary for the Study Fund only and not for the entire Salary, the Manager shall be obligated to return to the Company promptly the amount of the salary differentials that were paid to the Manager during the entire period of the claim, with the addition of linkage differentials to increases in the consumer price index and maximum interest in arrears in accordance with the instructions set forth by the Bank of Israel. In the event of payments to a study fund exceeding the limit of tax exemption in deposits to a study fund and up to the Determining Salary for the Study Fund, the excess amount shall be deemed as income for tax purposes based on the date of its deposit to the study fund and the Manager shall incur the said tax. After the termination of employment of the Manager for any reason, the Company shall release the study fund to the Manager.

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8.	Leave – the Manager shall be entitled to annual leave of 22 workdays a year; the leave dates shall be coordinated with the Company. Leave days may be accumulated up to a maximum quota of 3 annual leave quotas, i.e., 66 leave days (the “Maximum Accumulation Quota”). The entire leave days exceeding the Maximum Accumulation Quota that were not used shall be deleted without warning and without delivering to the Manager compensation in respect whereof at the end of each year of employment.

9.	Sick pay and recuperation pay – the Manager shall be entitled to sick days and recuperation pay in accordance with the provisions of the law. In any event, the Manager shall not be entitled to redemption of sick days.

10.	Car maintenance – in lieu of payment of payments for the commute, the Manager shall be entitled to reimbursement of car expenses in the amount of ILS 6,000 gross per month. In addition, the Company shall install for the Manager a pay-at-the-pump device (“Dalkan”) in his private car, and shall gross up for the Manager the full tax value for the said benefit. For the avoidance of doubt, the amount of reimbursement of the said car expenses shall not be used as basis for the purpose of calculating social-benefit payments and rights, including not for the purpose of pension and severance pay, and the Manager undertakes not to claim otherwise.

11.	Insurance and indemnity of directors and officers – during the entire term of employment of the Manager in the Company, the Manager shall be entitled to an undertaking of indemnity from the Company and shall be listed in the Company’s directors’ and officers’ liability insurance as customary in the Company, in accordance with the terms of the policy that is in effect at the time with respect to the other senior officers in the Company, in accordance with the terms of the compensation policy of the Company that is in effect from time to time, and subject to the approval of the relevant organs in the Company.

12.	Laptop and reimbursement of mobile phone expenses – the Manager shall be entitled to receive from the Company a laptop for work purposes and reimbursement of expenses for work calls made in the Manager’s mobile phone. Upon termination of employment of the Manager for any reason, the Manager shall return the laptop in working order. For the avoidance of doubt, it is hereby clarified that the laptop shall not be used as a lien under any circumstances.

13.	Accountants conference – the Company shall pay once a year the participation costs of the Manager in the accountants conference held in Eilat. If the Manager travels with his family, the Manager shall pay for his family’s costs. The conference days shall not be counted as the Manager’s leave days.

14.	Business expenses – the Company shall reimburse the Manager for reasonable expenses that were actually paid for the purpose of filling his position, including travel pay, accommodation, hospitality, per diem and reimbursement of expenses for payment of membership fees to the Israel Bar Association and the Institute of Certified Public Accountants in Israel against presentation of receipts and/or reports according to the Company procedures.

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15.	Business trips abroad – the Manager shall be entitled to reimbursement for business trips abroad that the Manager will be required to make as part of his position in the Company, in business class, accommodation in 5-star hotels and reimbursement of accommodation expenses abroad, and all in accordance with the policy of the Company as amended from time to time.

16.	Meals – participation in meals according to the Company policy.

17.	Parking – the Company shall lease to the Manager a parking space in the building or near the building at its expense.

18.	Tax payments and mandatory deductions – the parties hereby agree that the Salary and all other payments and benefits of any kind and type that are granted within the framework of the Manager’s employment by the Company are in “gross” values and subject to income tax withholdings and other mandatory deductions that the Company is obligated to deduct in accordance with the provisions set forth in any law, as amended from time to time, and that none of the provisions set forth in this Agreement shall be construed as imposing on the Company any obligation to pay any tax that applies to the Manager in respect of such payments or benefits as said.

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Appendix B – Undertaking

This Undertaking was signed on the 23th of February, 2023, by Amihay Hadad, ID. No. 034142505, of 16/84 HaCarmel St., Rehovot, Israel (hereinafter: the “Manager”).

In light of the fact that as of October 1, 2018 the Manager is employed by GIX INTERNET Ltd., Public Company Reg. No. 52-004026-2, and as of the Determining Date the Manager will continue to be employed by ViewBix Ltd., Company Reg. No. 513801464 (the “Company”), and in light of the fact that the protection of the Confidential Information (as hereinafter defined), the rights of the Company in the Inventions (as hereinafter defined) and all intellectual property rights related thereto is critical for the Company, the Manager signs this Undertaking as part of his employment and as a condition for the continuation of his employment in the Company, in effect as of the Determining Date and undertakes to act in accordance with the entire provisions set forth in this Undertaking.

In this Undertaking, the entire undertakings of the Manager towards the Company shall be also valid towards the parent companies, subsidiaries, sister companies and related companies of the Company, whether directly or indirectly, and towards the substitutes or the transferees of these companies, who will be considered as beneficiaries under this Undertaking and will be included under the definition of “the Company” as stated in this Undertaking, and shall be entitled to enforce the said Undertaking towards the Manager, and shall apply retroactively also from the employment commencement date of the Manager in the Company.

Confidential Information

1.	The Manager acknowledges the fact that he does and will have access to confidential information (whether or not such information was marked as such) that is related to the Company, including in anything related to its trade secrets, know-how, technology, products (including products under development), its research and developments, experiments, formulae and processes, inventions, business, assets, financial position, its contracts and engagements, undertakings, activities, marketing and sales promotion, its plans (including business and financial plans), strategies, procedures, forecasts, customers, suppliers, business partners and third parties towards which the Company made an undertaking to keep information in confidence and information related to its employees, consultants, officers, directors and shareholders therein and any information as said that is the product of an idea or a development of the Manager (hereinafter: the “Confidential Information”). The Confidential Information may include any form, including written, verbal or in magnetic or electronic media. Confidential Information shall not include information that became part of the public domain not as a result of breach of this Undertaking by the Manager or information that the Manager is obligated to disclose according to a demand made in accordance with the law by a competent authority, and on the condition that: (a) the Manager notified the Company promptly regarding the existence of such a demand as said; (b) the Manager shall cooperate with the Company, to the extent required, for the purpose of reducing the scope of such a demand; (c) the Manager shall not disclose information exceeding the scope of his obligation to disclose such information according to the said demand.

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2.	During the term of his employment and at any time thereafter, and for an unlimited period of time, the Manager shall keep in strict confidence the Confidential Information and shall ensure that the Confidential Information remains confidential and shall not disclose to any person or entity the Confidential Information and shall not use the Confidential Information however only for the benefit of the Company. The Manager acknowledges this undertaking and understands that his work in the Company and his access to the Confidential Information giver rise to a relationship of trust with respect to the Confidential Information as said.

3.	The Manager declares that he was informed that the entire rights in the Confidential Information are the exclusive property of the Company (or of the third party towards which the Company undertook to keep the information as Confidential Information). Without prejudice to the generality of the foregoing, the Manager agrees that the entire Confidential Information that was prepared, collected, processed, received, held by or that was used by the Manager in connection with his work in the Company (the “Materials”) shall be the exclusive property of the Company and shall be deemed as Confidential Information. The Manager shall deliver to the Company anything related to the Materials, including source documents, copies, and abstracts upon termination of his employment in the Company, or at any time earlier, following a demand made by the Company, and the Manager shall not keep any copies of the aforesaid Materials, and shall have no right of lien in the said Materials. The Manager shall not remove from the offices of the Company the Materials, unless this is required by virtue of his position and for the purpose of his work and if this is permitted in accordance with the procedures of the Company. If the Materials were removed from the offices of the Company as stated above, the Manager shall apply all necessary measures for the purpose of keeping the strict confidence of the said Materials and shall return the said Materials to their place immediately after making such use as said.

4.	Unless such permission or approval were granted by law for the purpose of this matter, the Manager will not use and will not disclose Confidential Information or trade secrets owned by any third parties, including to previous employers, towards which the Manager owes a duty of confidentiality or no-use (including an academic institution or any related entity).

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Unfair competition and non-solicitation

5.	The Manager undertakes that during his employment in the Company the Manager shall not engage, set up, develop, or be involved in any manner, whether directly or indirectly, whether as an employee, owner, partner, agent, shareholder, director, consultant or in any other manner in any business, occupation, work or any other activity that is in competition with the business of the Company.

The Manager undertakes that during a period of 12 months after the termination of his employment in the Company, for any reason, the Manager shall not engage, set up, develop or be involved in any manner, whether directly or indirectly, whether in Israel or outside Israel, whether as an employee, owner, partner, agent, shareholder, director, consultant or in any other manner, in any business, occupation, work, or any other activity that might reasonably include or necessitate the use of Confidential Information. The Manager hereby confirms and agrees that any engagement, establishment, opening or involvement, whether directly or indirectly, whether as an employee, owner, partner, agent, shareholder, director, consultant or in any other manner, in any business, profession, work or any other activity that is in competition with the business conducted by the Company, in the manner that these were performed during the term of employment of the Manager in the Company or with the business of the Company planned during the term of his employment, shall be deemed as an activity that will reasonably include or necessitate any use of the entire or part of the Confidential Information.

The Manager agrees that in light of his position in the Company and his exposure to the Confidential Information, the provisions of this section 5 are reasonable and required for the purpose of legally protecting the Confidential Information that constitutes a major asset of the Company and the Manager undertakes to observe the said provisions as a condition for his employment in the Company. The Manager declares that he read carefully the provisions of this section 5, that he understands the consequences of his undertaking, and agrees to their content, and that the Manager considered the advantages and disadvantages related to the engagement in this Undertaking.

The Manager hereby declares that he is aware that part of the Salary includes additional consideration that is paid for this non-compete undertaking made by the Manager. Without prejudice to the foregoing, the Manager declares that he possesses the financial ability to enter into this non-compete undertaking.

6.	The Manager declares that during the term of his employment in the Company and for a period of 12 months thereafter, the Manager (a) shall not solicit, convince or try to convince any employee of the Company to terminate his employment in the Company or reduce the scope of his position in the Company and shall not employ such an employee as said; and (b) the Manager shall not solicit, convince, try to solicit or convince, whether directly or indirectly, a consultant, a service provider, an agent, distributor, customer or any supplier of the Company to terminate, diminish or change his relationship with the Company. The aforesaid provisions shall apply both directly and indirectly.

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Ownership in inventions

7.	The Manager shall notify and deliver written notice to the Company or whoever the Company will appoint regarding any invention, enhancement, improvement, formulae, processes, techniques, developments, know-how and technological information, whether or not these can be registered as a patent, as copyright or under any similar law, and that were created, invented, made, developed or presented as an idea, or that were implemented or learned by the Manager, whether in person and whether jointly with others, during the term of employment of the Manager in the Company or in connection with the activities of the Company (including after the hours of work, on weekends, or during leaves, and including during the period prior to the signing of this Undertaking) (the aforesaid shall be defined hereinafter: the “Inventions” or the “Invention”) immediately after their discovery, receipt, creation or invention, as the case may be.

8.	The Manager agrees that the entire Inventions and the Previous Inventions (as meant by this term hereunder) as of the date of their invention or creation were and are the Inventions of the Company, were and are the exclusive property of the Company and its transferees, and the Company and its transferees shall be the exclusive owners of any property, right and interest in the patents, copyright, trade secrets and all other rights of any kind, including moral rights in connection with the Inventions and the Previous Inventions. The Manager hereby assigns to the Company in an irrevocable and unconditional manner the entire rights as stated hereunder in connection with the entire Inventions and Previous Inventions: (1) any property, right and interest in patent, patent applications and patent rights, extensions or their expansions; (2) rights in connection with works, including copyright or copyright applications, moral rights (as hereinafter defined) and proprietary rights in designs; (3) rights related to protection of trade secrets and Confidential Information; (4) designs and rights associated therewith; (5) other proprietary rights relating to intangible assets, including trademarks, service marks and their application, trade names and packages and the entire reputation associated therewith; (6) any property, right and interest in any Invention; and (7) rights of action with respect to the breach of any of the rights as stated above and the rights to proceeds, royalties and other payments in respect of the rights as stated above. The Manager hereby waives the entire moral rights (as hereinafter defined) that the Manager may have in connection with the Inventions and the Previous Inventions, even after the termination of his employment in the Company, and agrees not to commence any legal in any manner in connection with the said rights. “Moral Rights” shall mean any right of an author to argue that his name shall be read on his work, any right to object to any change of a work and any other similar right that exists under any law around or in a convention.

“Previous Inventions” shall mean the entire Inventions, enhancements, improvements, formulae, processes, techniques, developments, know-how and technological information, whether or not these can be registered as a patent, as copyright, or under any similar law, and whether or not actually implemented, original works and trade secrets that were created or conceived or that were the property of the Manager (whether created solely by the Manager or jointly with others) that satisfy the following two conditions cumulatively: (1) they were developed by the Manager prior to the commencement of his employment by the Company and (2) they are related to the business, products or the research and development that existed at any time in the Company since the time of its creation, and that exist at present or that are planned by the Company.

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9.	The Manager provided hereunder a list (to the extent that there is any) of any Inventions, enhancements, improvements, formulae, processes, techniques, developments, know-how and technological information, whether or not these can be registered as a patent, as copyright or under a similar law, whether or not these can be actually implemented, original works and trade secrets that were created or that were developed by the Manager prior to the commencement of his employment by the Company and that are not related to its businesses, products or the research and development that existed at any time in the Company since the time of its establishment, and that exist at present or that are planned by the Company and that are not the property of the Company (hereinafter: the “Exempt Inventions”); to the extent that such information was not indicated in the list hereunder, the Manager hereby declares that there are no Exempt Inventions as said.

10.	The Manager undertakes that during the term of his employment in the Company and thereafter the Manager shall perform any action that is reasonably required or requested by the Company and shall assist the Company, at its expense, in any manner that the Company requires, for the purpose of registering in the name of the Company or in the name of whoever the Company orders, in order to preserve, protect and enforce the Inventions and the Previous Inventions in all countries around the world. The said actions will include, inter alia, signing documents and assistance in legal proceedings. The Manager hereby empowers and appoints irrevocably the Company or a person who will be appointed on its behalf as a representative on behalf of the Manager to act in his name and in his place to sign any document, submit the said document and perform in the name of the Manager any other action that is permitted in accordance with the provisions set forth in any law for the purpose of facilitating the registration in the name of the Company or in his name or in the name of whoever the Company orders and the preservation, protection and enforcement of the Inventions and the Previous Inventions in all countries around the world.

11.	The Manager shall not be entitled to any consideration by way of payment or any other consideration with respect to the aforesaid save as provided expressly in his employment contract or in any manner exceeding the scope set out in any agreement or any other special arrangement for the purpose of this matter that were executed in writing and signed by the Company. Without prejudice to the generality of the foregoing, the Manager confirms irrevocably that the consideration that is paid to him in accordance with the express provisions set forth in the employment contract comes in lieu of any right that the Manager might be entitled to in accordance with the law for payment in respect of the Inventions and the Previous Inventions and the Manager hereby waives any right to royalties or to any other payment in respect of the Inventions or the Previous Inventions, including in accordance with the provisions of section 134 of the Patent Law 5727-1967. Any arrangement, engagement or consent that were made verbally or in writing with respect to the aforesaid matter shall be null and void unless executed in writing as required by law and signed by the Company.

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General

12.	The Manager declares that when performing his obligations in accordance with this Undertaking and when filling his position and responsibilities as an employee of the Company the Manager does not breach any undertaking for the assignment of inventions, a non-competition undertaking or undertaking of confidentiality or any other similar undertaking towards, or a right of, any previous employer (including an academic institution or any related entity). The Manager confirms that he is aware that the Company relies on this statement in its decision to employ and/or continue to employ the Manager in the Company.

13.	The Manager agrees that the provisions set forth in this Undertaking that constitute an integral part of the terms of his employment are reasonable and necessary for the purpose of protecting legitimate interests of the Company in connection with the subject matter of this Undertaking.

14.	The Manager acknowledges that in the event of breach of any of the provisions set forth in this Undertaking the Company might incur irreparable losses and therefore, in the event of breach of this Undertaking, the Company shall be entitled to obtain an injunction for the purpose of enforcing this Undertaking (without prejudice to the other remedies the Company may seek in such circumstances as said in accordance with the provisions set forth in any law).

15.	If any competent court orders that any of the provisions set forth in this Undertaking is invalid or unenforceable in any manner, the said provision shall be enforced to the maximum extent permitted by the law according to the intention of the Company and the Manager. If the said provision cannot be enforced according to its intention, the said provision shall be deemed to have been amended in such manner that the parts that are held invalid or unenforceable shall be removed therefrom, only in the country or in the territory in which the decision holding the said provision invalid or unenforceable as said was made according to the local law. In addition, if it is held that any of the provisions set forth in this Undertaking is too broad with respect to the periods of time set out therein, geographic scope, activity or a subject, the said provision shall be construed in such manner as said that shall be limited and narrowed with respect to such an aspect as said, in such manner that the said provision shall be enforceable, to the maximum extent permissible in compliance with the governing law applicable at the time.

16.	The provisions of this Undertaking shall be in full force and effect even after the termination of employment between the Company and the Manager for any reason. This Undertaking shall be without prejudice in any manner to the undertakings and the liability of the Manager in accordance with the provisions set forth in any law.

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17.	The Manager hereby agrees that after the termination of his employment by the Company, the Company shall be entitled to inform the new employer of the Manager regarding the rights and obligations of the Manager in accordance with this Undertaking.

18.	This Undertaking constitutes the entire and full agreement between the Company and the Manager as an employee in connection with the subject matter of this Undertaking. Any addition, modification or waiver of any undertaking made in accordance with this Undertaking shall be in effect only if executed in writing and signed also by the Company. The waiver of the Company of the undertaking made by the Manager shall constitute a one-time waiver and shall not give rise to a precedent and no similar conclusions shall be drawn with respect to similar, different, or other cases.

19.	This Undertaking and the rights and obligations in accordance with this Undertaking shall be valid with respect to the substitutes, transferees and the legal representatives of the Manager and the Company. The Company shall be entitled to assign all or part of its rights under this Undertaking. The Manager shall not assign, endorse, or transfer in any other manner the obligations imposed on him by virtue of this Undertaking however only after obtaining the prior and written approval of the Company.

The list of Exempt Inventions pursuant to section 9 of this Undertaking (to the extent that there are any):

________________________________________________________________

The Manager:	/s/ Amihay Hadad	Date: February 23, 2023

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Appendix C

General Approval [Combined Version] regarding employers’ payments to a pension fund and an insurance fund in lieu of severance pay

In accordance with the Severance Pay Law 5723-1963

By virtue of my authority pursuant to Section 14 to the Severance Pay Law 5763-1963 (hereinafter: the “Law”), I confirm that deposits made by an employer as of the date of publication of this Approval, for his employee for pension in a pension fund other than an insurance fund, within its meaning in the Income Tax Regulations (Rules for Approval and Management of Provident Funds) 5764-1964 (hereinafter: “Pension Fund”), or senior employees insurance that includes an option of pension or a combination of deposits for pension plan and non-pension plan in an insurance fund as said (hereinafter: “Insurance Fund”), including deposits made while combining deposits to a pension fund and an Insurance Fund whether or not the Insurance Fund includes a pension plan (hereinafter: Employer’s Deposits), shall come in lieu of severance pay due to the aforesaid employee for the Wages from which the aforesaid deposits were made and for their period of payment (hereinafter: the “Exempt Wages”) provided that the following hold true:

(1)	Employer’s deposits -

(a)	To a pension fund do not fall below 14.33% of the Exempt Wages or 12% of the Exempt Wages if the employer makes deposits for his employee, in addition to the above, also deposits to supplement for severance pay, for severance pay fund or insurance fund in the name of the employee at a rate of 2.33% of the Exempt Wages. If the employer failed to pay 2.33% in addition to 12% as said, his deposits shall come in lieu of 72% of the employee’s severance pay only;

(b)	To an Insurance Fund do not fall below any of the following:

(1)	13.33% of the Exempt Wages, if the employer makes deposits for his employee in addition to these deposits, for monthly income support in the event of loss of working capacity according to a plan approved by the Commissioner of the Capital Market, Insurance and Savings in the Ministry of Finance, at a rate required to secure at least 75% of the Exempt Wages or at a rate of 2.5% of the Exempt Wages, upon the lower of the two (hereinafter: “Deposits for Insurance of Loss of Working Capacity”);

(2)	11% of the Exempt Wages, if the employer also made Deposits for Insurance of Loss of Working Capacity, and in such event the employer’s deposits shall come in lieu of 72% of the employee’s severance pay only; if the Employer made, in addition to these deposits to make up severance pay for provident fund for severance pay or an insurance fund in the employee’s name, deposits at a rate of 2.33% of the Exempt Wages, the employer’s deposits shall come in lieu of 100% of the employee’s severance pay.

(2)	No later than three months as of the date the Employer’s Deposits are first made, a written agreement was drawn between the employer and the employee containing –

(a)	The employee’s consent for an arrangement under this Approval in a form specifying the employer’s deposits and the pension fund and the insurance fund, as the case may be; in the aforesaid agreement the form of this Approval will also be included;

(b)	The employer waives in advance any right that might be granted to him to receive payments out of his deposits, unless the employee’s right for severance pay was denied by judgment by virtue of the provisions set forth in Sections 17 of the Law and in the event it was denied or that the employee withdrew funds from the pension fund or the insurance fund for a purpose other than a qualifying event; for the purpose of this matter, “qualifying event” - death, disability or retirement at the age of sixty or above.

(c)	This Approval does not derogate from the Employee’s right for severance pay by law, collective agreement, extension order, or employment contract, for wages exceeding the Exempt Wages.

(Eliyahu Ishay)

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